Exhibit 10.1

EXECUTION COPY

Change in Control

Protection Agreement

This CHANGE IN CONTROL PROTECTION AGREEMENT is dated November 30, 2009, by and between ManTech International Corporation, a Delaware corporation (the “Company”), and Kevin M. Phillips (the “Executive,” and together with the Company, the “Parties”).

PURPOSE

In order to induce the Executive to remain in the employment of the Company, particularly in the event of the threat or occurrence of a Change in Control (as hereafter defined), the Company desires to enter into this Agreement to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1. Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Compensation” means an amount which includes all amounts earned or accrued by the Executive through and including the Termination Date but not paid to the Executive on or prior to such date, including (a) all base salary, (b) all vacation pay and (c) all bonuses and incentive compensation, paid in the case of (a) promptly after the Termination Date and in the case of (c) in accordance with the terms of the applicable plans or programs.

“Base Salary Amount” means the Executive’s annual base salary at the rate in effect on the Termination Date.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the target annual cash bonus payable to the Executive under the terms of the annual bonus program in effect for the fiscal year in which the Termination Date occurs, but not less than 85% percent of the Base Salary Amount. Bonus Amount includes only the annual cash bonus and does not include any restricted stock awards, options or other long-term incentive compensation that may have been awarded to the Executive.

“Cause” means any of the following actions and/or inactions by the Executive: (a) willful failure to perform the material duties of the Executive’s position after written notice specifying the alleged willful failure has been provided to Executive and Executive has continued such willful failure; (b) fraud, misappropriation or comparable acts of dishonesty with regard to the Company; (c) felony conviction; (d) illegal use of drugs; (e) intentional and willful misconduct that could subject the Company to criminal or civil liability; (f) material breach of this Agreement which is not cured within fifteen (15) days of receipt of written notice specifying the material breach; or (g) inability to obtain and maintain any security clearance required for the performance of Executive’s duties other than that caused as a result of an action or inaction of the Company.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act) of fifty percent (50%) or more of the outstanding voting power of the Company’s stock; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (iii) acquisitions complying with the terms of paragraph (c) below.

(b) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company subsequent to the date of this Agreement and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); and (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned fifty percent (50%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination.

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means the Executive’s inability to perform the duties of Executive’s position due to any physical or mental illness, disability or incapacity, as determined by a medical doctor, that has prevented the Executive from performing the essential functions of the position that Executive holds for a period of one hundred eighty (180) consecutive days or for an aggregate of one hundred eighty (180) days during any period of three hundred and sixty five (365) consecutive days.

“Full Release” means a general waiver and release of claims against the Company (which shall except out rights of indemnification, rights to directors and officers liability insurance coverage, and any amounts that may be due under this Agreement).

“Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (a) a material adverse change in Executive’s authority, duties or responsibilities, (b) a material reduction in Executive’s base salary; (c) the imposition of a requirement that the Executive be based at a location outside of a 50-mile radius from the current corporate headquarters and which is not closer to Executive’s then residence than the current corporate headquarters or (d) a material breach of the Agreement by the Company; provided in each case that Executive gives written notice to the Company specifying such Good Reason event within sixty (60) days of its occurrence, the Company does not cure it within thirty (30) days of the giving of such notice and Executive terminates his employment as a result thereof within thirty (30) days of such failure to timely cure the Good Reason event.

“Pro Rata Bonus” shall mean the annual bonus based on actual results for the year of termination and the relative portion of the year during which the Executive provided services, paid when said bonus would have been paid if the Executive continued employment.

“Subsidiary” means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

“Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, and (b) in all other cases, the final date of Executive’s employment with the Company. Notwithstanding anything to the contrary herein, an Executive’s employment shall not be considered to have terminated unless the executive has experienced a “separation from service,” as defined in Code Section 409A and the regulations there under.

SECTION 2. Term of Agreement

The term of this Agreement (the “Term”) will commence on November 30, 2009, and will continue in effect for a period of two (2) years; provided however that after such two (2) year period, and on each one (1) year anniversary of such date thereafter, the Term shall automatically be extended for an additional one (1) year, unless not later than ninety (90) days prior to the end of one of the periods, either the Company or the Executive shall have given notice to the other party not to extend the Term. Notwithstanding the foregoing, and subject to Section 4.2, the Term shall be deemed to have immediately expired without any further action, and this Agreement will immediately terminate and be of no further effect if, prior to a Change in Control, the Executive’s employment is terminated for any reason. Additionally, in the event that a Change in Control occurs during the Term, then the Term shall automatically extend for a period of up to two additional years, if necessary, to accommodate the two-year post-Change in Control period specified in Section 4.1 below.

SECTION 3. Acceleration of Options upon Change in Control

If a Change in Control occurs during the Term of this Agreement, then, all unvested stock awards then held by Executive shall accelerate and become immediately vested.

SECTION 4. Termination of Employment after Change in Control

4.1 During the Term of this Agreement, (i) Executive may terminate his employment other than for Good Reason upon thirty (30) days’ advance written notice and for Good Reason in accordance with the procedures described in the definition of “Good Reason” in Section 1 above; (ii) the Company may terminate Executive’s employment without Cause upon ten (10) days’ advance written notice and for Cause upon written notice at any time; and (iii) the Executive’s employment shall automatically terminate if and when the Executive is unable to perform the duties of Executive’s position due to Disability or death. If the Executive’s employment with the Company is terminated within two (2) years following a Change in Control that occurs during the Term, the Executive will be entitled to the following compensation and benefits:

(a) If the Executive’s employment with the Company is terminated (i) by the Company for Cause, (ii) by the Executive other than for Good Reason, or (iii) by reason of the Executive’s death or Disability, then the Company will pay to the Executive the Accrued Compensation.

(b) If the Executive’s employment with the Company is terminated by the Company for any reason other than as specified in Section 4.1(a), or the Executive terminates his employment for Good Reason, the Executive will be entitled to the following:

(i) the Company will pay the Executive all Accrued Compensation and the Pro Rata Bonus; and

(ii) subject to the Executive providing the Company with a Full Release, the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to two and one-half (2 1/2) times the sum of (A) the Base Salary Amount and (B) the Bonus Amount.

(c) The amounts provided for in Section 4.1(a) and Sections 4.1(b)(i) and (ii) will be paid in a single lump sum cash payment by the Company to the Executive within sixty (60) days after the Termination Date.

4.2 Notwithstanding anything in this Agreement to the contrary, if, within the 30 days immediately preceding a Change in Control, (i) the Executive’s employment is terminated for any reason other than as specified in Section 4.1(a), the Executive shall be entitled to receive the benefits provided in Section 4.1(b), provided that the amounts provided for in Sections 4.1(b)(i) and (ii) will be paid in a single lump sum cash payment by the Company to the Executive within sixty (60) days after the Termination Date.

4.3 Except as otherwise noted herein, during the term of this Agreement the compensation to be paid to the Executive hereunder will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

4.4 The Executive shall not be required to mitigate any amounts payable hereunder and no such amounts shall be offset or reduced by the amount of any compensation or benefits from any subsequent employment.

SECTION 5. Excise Tax Adjustments.

5.1 In the event Executive becomes entitled to receive the benefits provided pursuant to Sections 3 or 4 herein, and the Company determines that such benefits (the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1) less than the amount which would cause the Total Payments to be subject to the Excise Tax. If a reduction in the Total Payments is required pursuant to this Section 5.1, then the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating the non cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of determination by Tax Counsel referenced in Section 5.2.

5.2 For purposes of determining whether the Total Payments will be subject to the Excise Tax, the amounts of such Excise Tax, for purposes of determining any reduction to the Total Payments as described in Section 5.2.

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities (individually and collectively referred to in this subsection (a) as “Persons”) whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a tax advisor selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above); and

(c) In the event that the Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel, the fees and expenses of which shall be borne solely by the Company.

SECTION 6. Successors; Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

SECTION 8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

SECTION 9. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Virginia without giving effect to the conflict of laws principles thereof.

SECTION 10. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

SECTION 11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection in connection with a Change in Control.

SECTION 12. Code Section 409A.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“ Code Section 409A ”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of a separation from service (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Executive’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ManTech International Corporation

/s/ George J. Pedersen
George J. Pedersen
Chairman and Chief Executive Officer

Kevin M. Phillips

/s/ Kevin M. Phillips
Executive’s Signature